Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact	Investor Contact
Mike Matysik	EVC Group, Inc.
Cardiac Science Corporation	Douglas Sherk/Jenifer Kirtland
Sr. Vice President and CFO	(415) 896-6820
(425) 402-2009
Media Contact
Christopher Gale
EVC Group, Inc.
(646) 201-5431
(203) 570-4681
cgale@evcgroup.com
CARDIAC SCIENCE REPORTS STRONG Q1 RESULTS
First quarter revenue up 17% to $49.0 million; EPS of $0.09
Defibrillation revenue up 27%; Cardiac monitoring revenue up 6%
Service revenue up 16%; Operating cash flow of $2.5 million
Bothell, WA – April 30, 2008 – Cardiac Science Corporation [NASDAQ: CSCX], a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, today announced strong results for the first quarter ended March 31, 2008.
Revenue for the quarter was $49.0 million, an increase of 17% over the prior year period. This growth included increases in defibrillation sales of 27%, cardiac monitoring sales of 6% and service revenue of 16%.
Total international product sales grew 63% over the prior year’s first quarter, driven by strong AED sales throughout Europe and Asia. Total domestic product sales remained constant, with domestic cardiac monitoring revenue up 6% over the prior year’s first quarter, reflecting continuing growth after restructuring in 2007 to take advantage of all revenue opportunities in the market. The growth in domestic cardiac monitoring was offset by a slight decline in domestic AED sales, reflecting both the high comparable in the prior year and the inherent fluctuations that occasionally occur in that portion of the business. Service revenue was up 16%, reflecting both increased service billings and contracts in cardiac monitoring and increased AED related program management.
The Company reported net income of $2.1 million, or $0.09 per diluted share in the first quarter, compared to a net loss of $0.2 million, or $0.01 per share in the first quarter of 2007.
“We generated global growth across all three of our major product and service lines during the quarter,” said John Hinson, president and chief executive officer. “Our overall revenue growth of 17% was achieved without any shipments of the GE hospital defibrillator and with a slight decline in our domestic AED revenues, illustrating the benefit of our multi-market approach. We were very pleased with our international sales growth, which increased substantially in all geographic areas, the continued strength of our cardiac monitoring business and the growth in our service revenue.
First Quarter Financial Results
First quarter revenue of $49.0 million represented an increase of 17% over the $41.7 million in revenue reported in the first quarter of 2007. First quarter gross margin was 49.4%, an increase over the gross margin from the first quarter of 2007 of 47.7%. This improvement is partially due to favorable product mix and also reflects the continuing success of our focused cost reduction and manufacturing efficiency initiatives over time.
Operating expenses in the first quarter of 2008 were $21.2 million, compared to $20.3 million for the first quarter of 2007, an increase of 4.4%. Prior year operating expenses included approximately $1.7 million in litigation related expenses. There were no similar expenses in the current period. The year to year increase in operating expenses is primarily related to sales commissions and other costs associated with the growth in revenue and increases in research and development expenses, representing investment in future products.
Operating income in the first quarter was $3.0 million, compared with an operating loss of $0.4 million last year.
Net income for the first quarter was $2.1 million, or $0.09 per diluted share. This compares to a loss of $0.2 million, or $(0.01) per share in the first quarter of last year. Excluding litigation related expenses in the first quarter of last year, pro forma net income would have been $0.9 million for that quarter, or $0.04 per diluted share. Current quarter results of $0.09 per share represent 125% growth over the pro forma result of $0.04 per share for the prior year period
EBITDA was $4.8 million for the first quarter of 2008. Adjusted EBITDA, which excludes stock-based compensation expense and litigation and related expenses, was $5.3 million, or 11% of revenue, compared to $3.6 million, or 9% of revenue, for the first quarter of 2007.
The Company generated $2.5 million in cash from operating activities during the quarter and had $22.5 million in cash and short-term investments as of March 31, 2008.
Outlook
The Company reiterated its previous full year guidance for 2008.
The Company continues to expect revenue growth for 2008 to be in a range around 10%, driven by growth in global AED revenues, meaningful revenue from the hospital defibrillator product, and continued strength in the cardiac monitoring line.
Net income, inclusive of an estimated income tax rate of 37%, is still expected to be in a range between $8 and $9 million, or between $0.34 and $0.39 per share. Adjusted EBITDA is expected to be in a range between 11% and 12% of revenue.

Michael Matysik, senior vice president and chief financial officer, stated, “The first quarter represents a strong start to the year for us. In light of all circumstances, including the delay in the release of the GE hospital defibrillator (which is currently expected in the second quarter) and some uncertainty in the broader U.S. economy, we are reiterating our earlier guidance at this time. While we acknowledge the potential for upside relating to the recent news regarding our competitor in the defibrillation market, we will revisit our full 2008 guidance after the second quarter and provide a further update at that time.”
Non-GAAP and Pro Forma Financial Information
This news release contains a discussion of EBITDA, Adjusted EBITDA, and Pro Forma Net Income, which are non-GAAP financial measures provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure defined as earnings before net interest, income taxes, depreciation, and amortization. “Adjusted EBITDA” refers to EBITDA before stock-based compensation and litigation expense. Pro Forma Net Income refers to Net Income before litigation expenses and the related tax effect of these expenses. None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies. EBITDA, Adjusted EBITDA, and Pro Forma Net Income are an integral part of the internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of the Company. The components of these measures include the key revenue and expense items for which operating managers are responsible and upon which their performance is evaluated. The Company also uses Adjusted EBITDA for planning purposes and in presentations to its board of directors. Reconciliations of net income, the most comparable GAAP measure, to EBITDA, Adjusted EBITDA and Pro Forma Net Income are contained in this press release.
Conference Call Information
Cardiac Science will conduct a conference call for 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the first quarter. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 800.257.3401. International participants can call 303.262.2125. The call will also be web cast live at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or 303.590.3000 for those calling outside the U.S. The password required to access the replay is 11113278#. An audio archive will be available at www.cardiacscience.com for 90 days following the call.
About Cardiac Science Corporation
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AEDs), electrocardiograph devices (ECGs), cardiac stress systems and treadmills, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The Company sells a variety of related products and consumables, and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit www.cardiacscience.com.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, cash flow, gross margins, Adjusted EBITDA, its ability to expand its distribution partnerships and revenue derived from them, product releases and revenue derived from them and possible acquisitions. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2007. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
(Tables to Follow)

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2008		2007
	$	%	$	%

Revenues:
Cardiac monitoring products	$17,722	36.2%	$16,653	40.0%
Defibrillation products	26,617	54.4%	21,038	50.5%

Total product revenues	44,339	90.6%	37,691	90.5%
Service	4,620	9.4%	3,979	9.5%

Total revenues	48,959	100.0%	41,670	100.0%

Cost of Revenues:
Products	21,532	48.6%	18,837	50.0%
Service	3,229	69.9%	2,953	74.2%

Total cost of revenues	24,761	50.6%	21,790	52.3%

Gross Profit:
Products	22,807	51.4%	18,854	50.0%
Service	1,391	30.1%	1,026	25.8%

Gross profit	24,198	49.4%	19,880	47.7%

Operating Expenses:
Research and development	3,863	7.9%	2,982	7.2%
Sales and marketing	12,189	24.9%	11,108	26.7%
General and administrative	5,125	10.5%	4,512	10.8%
Litigation and related expenses	—	0.0%	1,688	4.1%

Total operating expenses	21,177	43.3%	20,290	48.7%

Operating income (loss)	3,021	6.2%	(410)	-1.0%

Other Income:
Interest income, net	115	0.2%	22	0.1%
Other income, net	211	0.4%	125	0.3%

Total other income	326	0.7%	147	0.4%

Income (loss) before income tax benefit (expense) and minority interests	3,347	6.8%	(263)	-0.6%
Income tax benefit (expense)	(1,240)	-2.5%	75	0.2%

Income (loss) before minority interest	2,107	4.3%	(188)	-0.5%
Minority interests	(53)	-0.1%	22	0.1%

Net income (loss)	$2,054	4.2%	$(166)	-0.4%

Net income (loss) per share — basic	$0.09		$(0.01)
Net income (loss) per share — diluted	$0.09		$(0.01)
Weighted average shares outstanding — basic	22,795,693		22,611,743
Weighted average shares outstanding — diluted	23,312,933		22,611,743

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$22,490	$20,159
Short-term investments	—	350
Accounts receivable, net	32,440	29,439
Inventories	22,409	21,794
Deferred income taxes, net	9,590	9,558
Prepaid expenses and other current assets	3,070	2,509

Total current assets	89,999	83,809

Other assets	124	125
Machinery and equipment, net of accumulated depreciation	4,870	5,056
Deferred income taxes, net	29,120	30,288
Intangible assets, net of accumulated amortization	34,064	35,053
Investment in unconsolidated entities	634	727
Goodwill	107,613	107,613

Total assets	$266,424	$262,671

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,413	$12,792
Accrued liabilities	9,634	11,075
Warranty liability	3,447	3,211
Deferred revenue	8,811	8,141

Total current liabilities	36,305	35,219

Other liabilities	—	54

Total liabilities	36,305	35,273

Minority interests	180	127

Shareholders’ Equity	229,939	227,271

Total liabilities and shareholders’ equity	$266,424	$262,671

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2008	2007

Operating Activities:
Net income (loss)	$2,054	$(166)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,609	1,606
Deferred income taxes	1,170	(75)
Stock-based compensation	558	613
Minority interests	53	(22)
(Gain) Loss on disposal of machinery and equipment	—	3

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable, net	(3,001)	(258)
Inventories	(608)	(607)
Prepaid expenses and other assets	(563)	(584)
Accounts payable	1,621	2,183
Accrued liabilities	(1,339)	(638)
Warranty liability	236	76
Deferred revenue	670	135

Net cash provided by operating activities	2,460	2,266

Investing Activities:
Purchases of short-term investments	—	(149)
Maturities of short-term investments	350	547
Purchases of machinery and equipment	(434)	(328)
Payments related to the purchase of Cardiac Science, Inc.	(156)	(270)

Net cash used in investing activities	(240)	(200)

Financing Activities:
Proceeds from exercise of stock options and issuance of shares under employee purchase plan	173	214
Minimum tax withholding on restricted stock awards	(62)	(8)

Net cash provided by financing activities	111	206

Net change in cash and cash equivalents	2,331	2,272
Cash and cash equivalents, beginning of period	20,159	9,819

Cash and cash equivalents, end of period	$22,490	$12,091

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Non-GAAP Results (unaudited)
(in thousands)

	Reconciliation of Net Income (Loss) to Adjusted EBITDA
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
		% of revenue		% of revenue

Net income (loss)	$2,054	4.2%	$(166)	-0.4%
Depreciation and amortization	1,609	3.3%	1,606	3.9%
Interest income	(115)	-0.2%	(22)	-0.1%
Income tax (benefit) expense	1,240	2.5%	(75)	-0.2%

EBITDA	4,788	9.8%	1,343	3.2%

Stock-based compensation	558	1.1%	613	1.5%
Litigation and related expenses	—	0.0%	1,688	4.1%

Adjusted EBITDA	$5,346	10.9%	$3,644	8.7%

	Reconciliation of Net Income (Loss) to Pro Forma Net Income
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
		% of revenue		% of revenue

Net income (loss)	$2,054	4.2%	$(166)	-0.4%
Litigation and related expenses	—	0.0%	1,688	4.1%
Tax effect	—	0.0%	(602)	-1.4%

Pro forma net income	$2,054	4.2%	$920	2.2%

Weighted average shares outstanding - diluted	23,312,933		22,611,743

Net income (loss) per share — diluted	$0.09		$0.04